Exhibit 99.1
                              Allen Organ Company
                       150 Locust Street Macungie, PA 18062
                            Phone:    610-966-2200

                    NEWS RELEASE - FOR IMMEDIATE RELEASE
                                NASDAQ-AORGB

February 24, 2005            From: Nathan S. Eckhart, Vice President-Finance

Consolidated sales for the year ended December 31, 2004 for Allen Organ Company were $80,170,788, as compared with $60,788,058 for the same period of 2003. The consolidated net income was $4,709,047 or $4.07 per basic share and $4.06 per diluted share for 2004, compared to $1,396,896 or $1.20 per basic and diluted share for 2003.

Sales  for  the  fourth  quarter of 2004 were  $22,351,371,  as  compared  to
$19,255,623 in 2003. Net income for the fourth quarter of 2004 was $1,219,769 or $1.05 per basic and diluted share, compared to $1,365,679 or $1.18 per basic and diluted share for 2003.

Musical Instruments segment sales increased approximately $905,000 to $6,079,188, and $505,000 to $20,886,800, during the three months and year ended December 31, 2004, respectively, when compared to the same periods in 2003. These increases in sales reflect shipments of organs containing QuantumT technology introduced in the second quarter of 2004, with shipments beginning in the third quarter. The 2004 order rate and backlog on December 31, 2004 continued to be higher than the same periods in 2003 reflecting favorable customer reaction to the Quantum organs that include significant new features and product benefits, as well as an improved economic environment. This segment generated operating income of approximately $449,000 and $613,000, respectively, during the three months and year ended December 31, 2004, compared to operating losses of approximately $(137,000) and $(765,000) for the same periods in 2003. The 2004 operating income reflects higher gross margins on organs due to changes in product mix and the impact of cost reduction initiatives undertaken in 2003.

The Data Communications segment sales increased approximately $2,166,000 to $15,121,200 and $18,958,000 to $54,980,044, during the three months and year ended December 31, 2004, respectively, when compared to the same periods in 2003. These increases are due to higher order volume, which management believes is attributable to an improvement in the overall data communications market and the timing of completing sales with the Company's larger customers. Operating income decreased to approximately $1,096,000 during the three months ended December 31, 2004, compared to operating income of $1,360,000 in the same period of 2003. This decrease is due to higher operating costs, primarily higher research and development costs associated with the development of this segments next generation of products. Operating income increased to approximately $6,436,000 for the year ended December 31, 2004, as compared to operating income of $2,446,000 in the same period in 2003, due to the higher sales volume. This segment's business has become more dependent on sales to larger customers that may cause sales levels to fluctuate in future quarters. Completion of such sales, product mix changes and increasing expenditures for new product development could affect future operating results.

Electronic Assemblies segment sales decreased slightly during the fourth quarter and were approximately equal for the year ended December 31, 2004, when compared to the same periods in 2003.

Audio Equipment segment sales increased approximately $47,000 to $414,351, and decreased $82,000 to $1,481,925, during the three months and year ended December 31, 2004, respectively, when compared to the same periods in 2003. This segment's operating losses increased for the three months and year ended December 31, 2004, compared to the same periods in 2003. The 2004 yearly loss includes $150,000 of additional inventory reserves included in the fourth quarter and a charge of approximately $362,000 taken during the second quarter to write down the value of Legacy Audio's goodwill and intangible assets.

Investment income for the three months and year ended December 31, 2004 was lower than the same periods in 2003 due to lower rates of return available on invested funds.

The effective tax rate for the year ended December 31, 2004 increased due to higher levels of taxable income when compared to 2003 during which tax credits and other non-taxable items created a tax benefit.

                                 CONSOLIDATED SALES AND EARNINGS
                             Three Months Ended           Year Ended
                            Dec. 31,    Dec. 31,     Dec. 31,    Dec. 31,
                              2004        2003         2004        2003
Sales                     $22,351,371 $19,255,623  $80,170,788 $60,788,058
Income From Operations      1,147,467   1,127,567    5,729,224     889,497
Non-Operating Income, Net      86,302     142,112      350,823     432,399
Income Tax Provision
 (Benefit)                     14,000     (96,000)   1,371,000     (75,000)
Net Income                  1,219,769   1,365,679    4,709,047   1,396,896
Earnings Per Share-Basic        $1.05       $1.18        $4.07       $1.20
Earnings Per Share-Diluted      $1.05       $1.18        $4.06       $1.20
Average Diluted Shares
Outstanding                 1,160,080   1,158,179    1,158,819   1,160,481

Allen   Organ  Company  and  its  subsidiaries  manufacture  and   distribute
electronic keyboard musical instruments, audio equipment, electronic assemblies, and data communication equipment for the domestic and international markets.

Factors that May Affect Operating Results:

The statements contained in this press release that are not purely historical are forward looking statements, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. Forward looking statements include: statements regarding future products or product development; statements regarding future research and development spending and the Company's marketing and product development strategy, and statements regarding future production capacity. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management's opinions only as of the date hereof. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the
Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q. It is important to note that the Company's actual results could differ materially from those in such forward looking statements. Some of the factors that could cause actual results to differ materially are set forth below.

The Company has experienced and expects to continue to experience fluctuations in its results of operations. Factors that affect the Company's results of operations include the volume and timing of orders received, changes in global economics and financial markets, changes in the mix of products sold, market acceptance of the Company's and its customer's products, competitive pricing pressures, global currency valuations, the availability of raw materials that the Company purchases from suppliers, the Company's ability to meet increasing demand, the Company's ability to introduce new products on a timely basis, the timing of new product announcements and introductions by the Company or its competitors, changing customer requirements, delays in new product qualifications, the timing and extent of research and development expenses and fluctuations in manufacturing yields. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis, which would materially and adversely affect the Company's business, financial condition and results of operations.
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